Exhibit 99.1

L I N C O L N    E L E C T R I C    H O L D I N G S ,    I N C .

22801 Saint Clair Avenue ● Cleveland, Ohio 44117 ● U.S.A

N E W S ● R E L E A S E

LINCOLN ELECTRIC ACQUIRES RIMROCK HOLDINGS CORPORATION

Expands Automation Capabilities

CLEVELAND, OH, Tuesday, August 4, 2015 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired Rimrock Holdings Corporation, a privately held manufacturer and integrator of industrial automation products and robotic systems with two divisions, Wolf Robotics LLC and Rimrock Corporation. Wolf Robotics integrates robotic welding and cutting systems predominately for heavy fabrication (construction, mining, agriculture) and transportation OEMs and suppliers. Rimrock Corporation designs and manufactures automated spray systems and turnkey robotic systems for the die casting, foundry and forging markets.

“Our investment in Wolf Robotics extends our leadership position in automated welding and cutting,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “We are excited to combine their expertise and capabilities as a leading automation integrator in the North American heavy fabrication sector with our existing portfolio to better serve customers and accelerate growth.”

Rimrock Holdings Corporation is headquartered in Columbus, Ohio and has operations in Columbus, Ohio and Fort Collins, Colorado. Annual sales are approximately $40 million. Terms of the transaction were not disclosed.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxy-fuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 47 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post-acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities and energy. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

Contact

Amanda Butler

Director, Investor Relations

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com